Exhibit 23.1
DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. George Daschko, Director and President
C.E. Entertainment, Inc.
601 Union Street
Two Union Square, 42nd Floor
Seattle, WA 98101

Dear Mr. Daschko,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in Amendment No. 1 to the Registration Statement of C.E. Entertainment, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated October 26, 2007, as of and for the period ended July 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 15, 2007.